Exhibit 99

Snap-on Announces Second Quarter 2021 Results

Sales up 49.3% from Q2 2020, organic sales up 42.5%;
Diluted EPS of $3.76 increases 103.2%, or 96.9%, as adjusted, from Q2 2020;

Sales up 13.7% from Q2 2019, organic sales up 9.3%;
Diluted EPS increases 16.8% from Q2 2019

KENOSHA, Wis.--(BUSINESS WIRE)--July 22, 2021--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced operating results for the second quarter of 2021.

  Net sales of $1,081.4 million in the second quarter of 2021 increased $357.1 million, or 49.3% from 2020 levels, reflecting a $316.9 million, or 42.5%, organic sales gain, $19.6 million of acquisition-related sales, and $20.6 million of favorable foreign currency translation. Additionally, net sales in the period increased $130.1 million, or 13.7% from $951.3 million in the second quarter of 2019, reflecting an $89.9 million, or 9.3%, organic sales gain, $23.0 million of acquisition-related sales, and $17.2 million of favorable foreign currency translation.
  Operating earnings before financial services for the quarter of $217.1 million, or 20.1% of sales compared to $91.1 million, or 12.6% of sales in 2020, which included $4.0 million of exit and disposal costs (“restructuring charges”). Excluding the 2020 restructuring charges, operating earnings before financial services in the second quarter of 2021 increased $122.0 million, or 128.3%, from $95.1 million, or 13.1% of sales, as adjusted, last year.
  Financial services revenue in the quarter of $86.9 million increased $2.3 million from 2020 levels; financial services operating earnings of $68.9 million compared to $57.6 million last year.
  Consolidated operating earnings for the quarter of $286.0 million compared to $148.7 million last year, which included $4.0 million of restructuring charges. As a percentage of revenues (net sales plus financial services revenue), consolidated operating earnings were 24.5% and 18.4% in the second quarters of 2021 and 2020, respectively. Excluding the 2020 restructuring charges, consolidated operating earnings in 2021 increased $133.3 million, or 87.3%, from $152.7 million, or 18.9% of revenues, as adjusted, last year.
  The second quarter effective income tax rate of 23.3% compared to 24.1% in 2020, which included an increase of 20 basis points (100 basis points equals 1.0 percent) from restructuring charges.
  Net earnings in the quarter of $208.0 million, or $3.76 per diluted share, compared to second quarter 2020 net earnings of $101.2 million, or $1.85 per diluted share, and compared to net earnings, as adjusted to exclude restructuring charges, in 2020, of $104.5 million, or $1.91 per diluted share. Additionally, reported net earnings in the second quarter of 2019 were $180.4 million, or $3.22 per diluted share.

See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales and measures, as adjusted, excluding restructuring charges in 2020.

“We’re encouraged by our second quarter as Snap-on continued its upward trajectory, reaching significant heights in sales and operating earnings, and by our meaningful gains since the nadir of our pandemic-impacted activity during this period last year,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “Our performance demonstrates the varied and abundant opportunities along our runways for growth and our ability to improve our operations throughout the challenges of the COVID environment. In comparison to the pre-virus second quarter of 2019, we believe our results, particularly in the Snap-on Tools Group, trace a positive onward trend, clearly confirming the resilience of our markets and the strength of our operations, and emphatically testifying to our capabilities in pursuing existing and new possibilities going forward. As we have throughout the turbulence, we continue to develop our ongoing advantages in our products, brands and people, reinforcing the proficiencies that enabled our robust quarter and that we believe will author substantial progress into the future. Finally, I want to thank our franchisees and associates worldwide for their firm dedication, for their continued contributions, and for their confidence in our prospects as we proceed through the remainder of 2021 and beyond.”

Segment Results

Commercial & Industrial Group segment net sales of $350.5 million in the quarter compared to $261.9 million last year, reflecting a $71.3 million, or 26.3%, organic sales gain, $7.7 million of acquisition-related sales, and $9.6 million of favorable foreign currency translation. The organic increase reflects higher sales in all of the segment’s operations. In addition, segment net sales in the period increased $15.5 million, or 4.6% from $335.0 million in the second quarter of 2019, reflecting a $1.4 million, or 0.4%, organic sales gain, $7.7 million of acquisition-related sales, and $6.4 million of favorable foreign currency translation.

Operating earnings of $55.5 million in the period, including $1.1 million of unfavorable foreign currency effects, compared to $22.9 million in 2020, which included $2.0 million of restructuring costs. The operating margin (operating earnings as a percentage of segment net sales) of 15.8% compared to 8.7% a year ago.

Snap-on Tools Group segment net sales of $484.1 million in the quarter compared to $323.3 million last year, reflecting a $154.1 million, or 46.7%, organic sales gain and $6.7 million of favorable foreign currency translation. The organic increase reflects higher activity in both the segment’s U.S. and international operations. Additionally, segment net sales in the period increased $78.3 million, or 19.3% from $405.8 million in the second quarter of 2019, reflecting a $70.7 million, or 17.1%, organic sales gain and $7.6 million of favorable foreign currency translation.

Operating earnings of $103.5 million in the period, including $3.6 million of favorable foreign currency effects, compared to $38.4 million in 2020, which included $0.6 million of restructuring costs. The operating margin of 21.4% compared to 11.9% last year.

Repair Systems & Information Group segment net sales of $398.6 million in the quarter compared to $245.0 million last year, reflecting a $135.7 million, or 54.1%, organic increase, $11.9 million of acquisition-related sales, and $6.0 million of favorable foreign currency translation. The organic gain includes increases of over 80% in sales of undercar equipment, as well as increased activity with OEM dealerships, and higher sales of diagnostics and repair information products to independent repair shop owners and managers. In addition, segment net sales in the period increased $49.7 million, or 14.2% from $348.9 million in the second quarter of 2019, reflecting a $29.7 million, or 8.4%, organic sales gain, $15.3 million of acquisition-related sales, and $4.7 million of favorable foreign currency translation.

Operating earnings of $86.7 million in the period, including $1.1 million of unfavorable foreign currency effects, compared to $50.6 million in 2020, which included $1.4 million of restructuring costs. The operating margin of 21.8% compared to 20.7% a year ago.

Financial Services operating earnings of $68.9 million on revenue of $86.9 million in the quarter compared to operating earnings of $57.6 million on revenue of $84.6 million a year ago. Originations of $285.8 million in the second quarter increased $30.0 million, or 11.7%, from 2020 levels.

Corporate expenses in the second quarter of $28.6 million, including higher stock-based compensation expenses, compared to $20.8 million last year.

Outlook

With ongoing advancement against the COVID-19 pandemic, many national and local governments around the world have revised restrictive measures that were previously in place, and economic activity continues to progress towards pre-pandemic levels in most geographies. During 2021, the company believes the trajectory of advancement may be uncertain due to the evolving nature and duration of the pandemic and quarterly year-over-year comparisons to 2020 performance may be less meaningful than comparisons to pre-pandemic periods.

Snap-on expects to make continued progress along its defined runways for coherent growth, leveraging capabilities already demonstrated in the automotive repair arena and developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure can be high. In pursuit of these initiatives, the company expects that capital expenditures in 2021 will be in the range of $90 million to $100 million, of which $37.6 million was incurred in the first six months of the year. Snap-on continues to respond to the global macroeconomic challenges through its Rapid Continuous Improvement (RCI) process and other cost reduction initiatives.

Snap-on currently anticipates that its full year 2021 effective income tax rate will be in the range of 23% to 24%.

Conference Call and Webcast on July 22, 2021, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Thursday, July 22, 2021, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.

Non-GAAP Measures

References in this document to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, expanded customer base, geographic expansion, new product development and pricing changes, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. Organic sales also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in the company’s businesses and facilitates comparisons of its sales performance with prior periods.

For the second quarter of 2020, the company is including operating earnings before financial services, consolidated operating earnings, net earnings, diluted earnings per share and its effective tax rate, all as adjusted to exclude the impact of $4.0 million of restructuring charges ($3.3 million after tax or $0.06 per diluted share) for exit and disposal activities.

For the six months ended June 27, 2020, the company is including operating earnings before financial services, consolidated operating earnings, net earnings, diluted earnings per share and its effective tax rate, all as adjusted to exclude the impact of $11.5 million of restructuring charges ($9.3 million after tax or $0.17 per diluted share) for exit and disposal activities.

Management believes that adjusting these measures to exclude the restructuring charges provides more meaningful year-over-year comparisons of the company’s 2021 operating performance. For a reconciliation of the 2020 adjusted metrics, see “Reconciliation of Non-GAAP Financial Measures” below.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as for customers in industries, including aviation and aerospace, agriculture, construction, government and military, mining, natural resources, power generation and technical education. Snap-on also derives income from various financing programs to facilitate the sales of its products and support its franchise business. Products and services are sold through the company’s franchisee, company-direct, distributor and internet channels. Founded in 1920, Snap-on is a $3.6 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 2, 2021, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

SNAP-ON INCORPORATED Condensed Consolidated Statements of Earnings (Amounts in millions, except per share data) (unaudited)

	Three Months Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2021	2020	2021	2020

Net sales	$1,081.4	$724.3	$2,106.0	$1,576.5
Cost of goods sold	(538.3)	(383.1)	(1,049.3)	(813.7)
Gross profit	543.1	341.2	1,056.7	762.8
Operating expenses	(326.0)	(250.1)	(638.7)	(532.8)
Operating earnings before financial services	217.1	91.1	418.0	230.0

Financial services revenue	86.9	84.6	175.5	170.5
Financial services expenses	(18.0)	(27.0)	(41.3)	(56.0)
Operating earnings from financial services	68.9	57.6	134.2	114.5

Operating earnings	286.0	148.7	552.2	344.5
Interest expense	(14.3)	(13.4)	(28.6)	(24.8)
Other income (expense) – net	3.4	2.0	7.7	3.5
Earnings before income taxes and equity earnings	275.1	137.3	531.3	323.2
Income tax expense	(62.9)	(31.9)	(122.0)	(75.8)
Earnings before equity earnings	212.2	105.4	409.3	247.4
Equity earnings, net of tax	1.0	0.5	1.5	0.5
Net earnings	213.2	105.9	410.8	247.9
Net earnings attributable to noncontrolling interests	(5.2)	(4.7)	(10.2)	(9.5)
Net earnings attributable to Snap-on Inc.	$208.0	$101.2	$400.6	$238.4

Net earnings per share attributable to Snap-on Inc.:
Basic	$3.85	$1.86	$7.40	$4.37
Diluted	3.76	1.85	7.26	4.34

Weighted-average shares outstanding:
Basic	54.0	54.4	54.1	54.5
Effect of dilutive securities	1.3	0.4	1.1	0.4
Diluted	55.3	54.8	55.2	54.9

SNAP-ON INCORPORATED Supplemental Segment Information (Amounts in millions) (unaudited)

	Three Months Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2021	2020	2021	2020
Net sales:
Commercial & Industrial Group	$350.5	$261.9	$696.2	$561.8
Snap-on Tools Group	484.1	323.3	962.4	699.2
Repair Systems & Information Group	398.6	245.0	746.2	559.6
Segment net sales	1,233.2	830.2	2,404.8	1,820.6
Intersegment eliminations	(151.8)	(105.9)	(298.8)	(244.1)
Total net sales	1,081.4	724.3	2,106.0	1,576.5
Financial Services revenue	86.9	84.6	175.5	170.5
Total revenues	$1,168.3	$808.9	$2,281.5	$1,747.0

Operating earnings:
Commercial & Industrial Group	$55.5	$22.9	$106.2	$54.4
Snap-on Tools Group	103.5	38.4	202.4	87.0
Repair Systems & Information Group	86.7	50.6	168.1	127.9
Financial Services	68.9	57.6	134.2	114.5
Segment operating earnings	314.6	169.5	610.9	383.8
Corporate	(28.6)	(20.8)	(58.7)	(39.3)
Operating earnings	286.0	148.7	552.2	344.5
Interest expense	(14.3)	(13.4)	(28.6)	(24.8)
Other income (expense) – net	3.4	2.0	7.7	3.5
Earnings before income taxes and equity earnings	$275.1	$137.3	$531.3	$323.2

SNAP-ON INCORPORATED Condensed Consolidated Balance Sheets (Amounts in millions) (unaudited)

	July 3,	January 2,
	2021	2021
Assets
Cash and cash equivalents	$965.9	$923.4
Trade and other accounts receivable – net	645.4	640.7
Finance receivables – net	535.3	530.2
Contract receivables – net	103.9	112.5
Inventories – net	760.9	746.5
Prepaid expenses and other assets	138.3	129.7
Total current assets	3,149.7	3,083.0

Property and equipment – net	526.1	526.2
Operating lease right-of-use assets	52.4	51.9
Deferred income tax assets	52.1	50.3
Long-term finance receivables – net	1,124.4	1,136.3
Long-term contract receivables – net	379.9	374.7
Goodwill	1,177.6	982.4
Other intangibles – net	255.2	260.8
Other assets	74.2	91.7
Total assets	$6,791.6	$6,557.3

Liabilities and Equity
Notes payable and current maturities of long-term debt	$268.1	$268.5
Accounts payable	280.2	222.9
Accrued benefits	54.2	59.7
Accrued compensation	91.7	89.9
Franchisee deposits	78.3	78.4
Other accrued liabilities	449.6	445.5
Total current liabilities	1,222.1	1,164.9

Long-term debt	1,182.5	1,182.1
Deferred income tax liabilities	81.8	70.4
Retiree health care benefits	33.0	34.5
Pension liabilities	111.6	127.1
Operating lease liabilities	34.2	34.0
Other long-term liabilities	100.9	97.7
Total liabilities	2,766.1	2,710.7

Equity
Shareholders' equity attributable to Snap-on Inc.
Common stock	67.4	67.4
Additional paid-in capital	461.1	391.7
Retained earnings	5,423.5	5,156.9
Accumulated other comprehensive loss	(362.7)	(365.8)
Treasury stock at cost	(1,585.9)	(1,425.3)
Total shareholders' equity attributable to Snap-on Inc.	4,003.4	3,824.9
Noncontrolling interests	22.1	21.7
Total equity	4,025.5	3,846.6
Total liabilities and equity	$6,791.6	$6,557.3

SNAP-ON INCORPORATED Condensed Consolidated Statements of Cash Flows (Amounts in millions) (unaudited)

	Three Months Ended
	July 3,	June 27,
	2021	2020
Operating activities:
Net earnings	$213.2	$105.9
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	19.2	18.1
Amortization of other intangibles	6.3	5.7
Provision for losses on finance receivables	6.6	15.1
Provision for losses on non-finance receivables	5.5	6.7
Stock-based compensation expense	11.5	5.8
Deferred income tax provision	1.7	1.7
Loss on sales of assets	1.4	0.1
Settlement of treasury lock	—	1.4
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	5.8	78.2
Contract receivables	(1.1)	(13.0)
Inventories	(24.4)	(8.2)
Prepaid and other assets	(12.5)	(21.3)
Accounts payable	42.0	(10.0)
Accruals and other liabilities	(37.0)	67.4
Net cash provided by operating activities	238.2	253.6

Investing activities:
Additions to finance receivables	(238.0)	(201.8)
Collections of finance receivables	219.3	166.8
Capital expenditures	(18.3)	(11.8)
Acquisitions of businesses, net of cash acquired	4.2	—
Disposals of property and equipment	1.4	0.9
Other	1.7	0.3
Net cash used by investing activities	(29.7)	(45.6)

Financing activities:
Proceeds from issuance of long-term debt	—	489.9
Net increase (decrease) in other short-term borrowings	0.5	(148.1)
Cash dividends paid	(66.7)	(58.7)
Purchases of treasury stock	(137.4)	—
Proceeds from stock purchase and option plans	61.8	12.3
Other	(6.1)	(5.9)
Net cash provided (used) by financing activities	(147.9)	289.5

Effect of exchange rate changes on cash and cash equivalents	0.7	2.9
Increase in cash and cash equivalents	61.3	500.4

Cash and cash equivalents at beginning of period	904.6	185.8
Cash and cash equivalents at end of period	$965.9	$686.2

Supplemental cash flow disclosures:
Cash paid for interest	$(8.5)	$(0.9)
Net cash paid for income taxes	(110.7)	(12.3)

SNAP-ON INCORPORATED Condensed Consolidated Statements of Cash Flows (Amounts in millions) (unaudited)

	Six Months Ended
	July 3,	June 27,
	2021	2020
Operating activities:
Net earnings	$410.8	$247.9
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	37.9	36.2
Amortization of other intangibles	12.3	11.4
Provision for losses on finance receivables	17.9	31.4
Provision for losses on non-finance receivables	8.1	11.7
Stock-based compensation expense	23.8	6.9
Deferred income tax provision (benefit)	4.0	(1.9)
Loss on sales of assets	1.4	0.2
Settlement of treasury lock	—	1.4
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	(4.0)	112.5
Contract receivables	4.5	(11.8)
Inventories	(16.1)	(32.0)
Prepaid and other assets	(14.3)	(18.1)
Accounts payable	59.5	(8.1)
Accruals and other liabilities	11.7	79.3
Net cash provided by operating activities	557.5	467.0

Investing activities:
Additions to finance receivables	(454.5)	(414.6)
Collections of finance receivables	447.9	357.5
Capital expenditures	(37.6)	(29.0)
Acquisitions of businesses, net of cash acquired	(195.8)	(6.1)
Disposals of property and equipment	1.4	0.9
Other	1.7	(4.1)
Net cash used by investing activities	(236.9)	(95.4)

Financing activities:
Proceeds from issuance of long-term debt	—	489.9
Net increase (decrease) in other short-term borrowings	2.9	(190.0)
Cash dividends paid	(133.4)	(117.7)
Purchases of treasury stock	(289.3)	(50.5)
Proceeds from stock purchase and option plans	154.8	13.8
Other	(13.9)	(13.1)
Net cash provided (used) by financing activities	(278.9)	132.4

Effect of exchange rate changes on cash and cash equivalents	0.8	(2.3)
Increase in cash and cash equivalents	42.5	501.7

Cash and cash equivalents at beginning of year	923.4	184.5
Cash and cash equivalents at end of period	$965.9	$686.2

Supplemental cash flow disclosures:
Cash paid for interest	$(27.9)	$(21.6)
Net cash paid for income taxes	(126.6)	(27.4)

Non-GAAP Supplemental Data

The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's ("Snap-on") non-financial services ("Operations") and "Financial Services" businesses.

The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostic and equipment products, software and other non-financial services operations with Financial Services reported on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses are eliminated to arrive at the Condensed Consolidated Financial Statements.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings (Amounts in millions) (unaudited)

	Operations*		Financial Services
	Three Months Ended		Three Months Ended
	July 3,	June 27,	July 3,	June 27,
	2021	2020	2021	2020

Net sales	$1,081.4	$724.3	$—	$—
Cost of goods sold	(538.3)	(383.1)	—	—
Gross profit	543.1	341.2	—	—
Operating expenses	(326.0)	(250.1)	—	—
Operating earnings before financial services	217.1	91.1	—	—

Financial services revenue	—	—	86.9	84.6
Financial services expenses	—	—	(18.0)	(27.0)
Operating earnings from financial services	—	—	68.9	57.6

Operating earnings	217.1	91.1	68.9	57.6
Interest expense	(14.2)	(13.4)	(0.1)	—
Intersegment interest income (expense) – net	14.8	16.5	(14.8)	(16.5)
Other income (expense) – net	3.3	2.0	0.1	—
Earnings before income taxes and equity earnings	221.0	96.2	54.1	41.1
Income tax expense	(49.2)	(21.3)	(13.7)	(10.6)
Earnings before equity earnings	171.8	74.9	40.4	30.5
Financial services – net earnings attributable to Snap-on	40.4	30.5	—	—
Equity earnings, net of tax	1.0	0.5	—	—
Net earnings	213.2	105.9	40.4	30.5
Net earnings attributable to noncontrolling interests	(5.2)	(4.7)	—	—
Net earnings attributable to Snap-on	$208.0	$101.2	$40.4	$30.5

* Snap-on with Financial Services on the equity method.
SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Six Months Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2021	2020	2021	2020

Net sales	$2,106.0	$1,576.5	$—	$—
Cost of goods sold	(1,049.3)	(813.7)	—	—
Gross profit	1,056.7	762.8	—	—
Operating expenses	(638.7)	(532.8)	—	—
Operating earnings before financial services	418.0	230.0	—	—

Financial services revenue	—	—	175.5	170.5
Financial services expenses	—	—	(41.3)	(56.0)
Operating earnings from financial services	—	—	134.2	114.5

Operating earnings	418.0	230.0	134.2	114.5
Interest expense	(28.5)	(24.7)	(0.1)	(0.1)
Intersegment interest income (expense) – net	29.2	34.6	(29.2)	(34.6)
Other income (expense) – net	7.6	3.5	0.1	—
Earnings before income taxes and equity earnings	426.3	243.4	105.0	79.8
Income tax expense	(95.7)	(55.1)	(26.3)	(20.7)
Earnings before equity earnings	330.6	188.3	78.7	59.1
Financial services – net earnings attributable to Snap-on	78.7	59.1	—	—
Equity earnings, net of tax	1.5	0.5	—	—
Net earnings	410.8	247.9	78.7	59.1
Net earnings attributable to noncontrolling interests	(10.2)	(9.5)	—	—
Net earnings attributable to Snap-on	$400.6	$238.4	$78.7	$59.1

* Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets (Amounts in millions) (unaudited)

	Operations*		Financial Services
	July 3,	January 2,	July 3,	January 2,
	2021	2021	2021	2021
Assets
Cash and cash equivalents	$965.6	$923.2	$0.3	$0.2
Intersegment receivables	15.2	14.6	—	0.2
Trade and other accounts receivable – net	644.7	639.7	0.7	1.0
Finance receivables – net	—	—	535.3	530.2
Contract receivables – net	6.8	7.0	97.1	105.5
Inventories – net	760.9	746.5	—	—
Prepaid expenses and other assets	138.2	131.1	9.6	7.8
Total current assets	2,531.4	2,462.1	643.0	644.9

Property and equipment – net	524.1	524.4	2.0	1.8
Operating lease right-of-use assets	50.3	49.7	2.1	2.2
Investment in Financial Services	349.4	349.8	—	—
Deferred income tax assets	27.7	27.6	24.4	22.7
Intersegment long-term notes receivable	314.5	316.9	—	—
Long-term finance receivables – net	—	—	1,124.4	1,136.3
Long-term contract receivables – net	10.9	12.4	369.0	362.3
Goodwill	1,177.6	982.4	—	—
Other intangibles – net	255.2	260.8	—	—
Other assets	86.5	103.9	0.1	0.1
Total assets	$5,327.6	$5,090.0	$2,165.0	$2,170.3

Liabilities and Equity
Notes payable and current maturities of long-term debt	$18.1	$18.5	$250.0	$250.0
Accounts payable	279.4	222.3	0.8	0.6
Intersegment payables	—	—	15.2	14.8
Accrued benefits	54.2	59.7	—	—
Accrued compensation	89.2	87.2	2.5	2.7
Franchisee deposits	78.3	78.4	—	—
Other accrued liabilities	425.5	418.8	33.6	35.9
Total current liabilities	944.7	884.9	302.1	304.0

Long-term debt and intersegment long-term debt	—	—	1,497.0	1,499.0
Deferred income tax liabilities	81.8	70.4	—	—
Retiree health care benefits	33.0	34.5	—	—
Pension liabilities	111.6	127.1	—	—
Operating lease liabilities	32.3	31.6	1.9	2.4
Other long-term liabilities	98.7	94.9	14.6	15.1
Total liabilities	1,302.1	1,243.4	1,815.6	1,820.5

Total shareholders' equity attributable to Snap-on	4,003.4	3,824.9	349.4	349.8
Noncontrolling interests	22.1	21.7	—	—
Total equity	4,025.5	3,846.6	349.4	349.8
Total liabilities and equity	$5,327.6	$5,090.0	$2,165.0	$2,170.3

* Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED Reconciliation of Non-GAAP Financial Measures (Amounts in millions, except per share data) (unaudited)

	Three Months Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2021	2020	2021	2020
AS REPORTED

Charges associated with exit and disposal activities ("restructuring charges")
Pre-tax restructuring charges	$—	$(4.0)	$—	$(11.5)
Income tax benefits	—	0.7	—	2.2
Restructuring charges, after tax	$—	$(3.3)	$—	$(9.3)

Weighted-average shares outstanding - diluted	55.3	54.8	55.2	54.9

Diluted EPS - restructuring charges	$—	$(0.06)	$—	$(0.17)

ADJUSTED INFORMATION - NON-GAAP

1) Operating earnings before financial services
As reported	$217.1	$91.1	$418.0	$230.0
Restructuring charges	—	4.0	—	11.5
As adjusted	$217.1	$95.1	$418.0	$241.5

Operating earnings before financial services as a percentage of sales
As reported	20.1%	12.6%	19.8%	14.6%
As adjusted	20.1%	13.1%	19.8%	15.3%

2) Operating earnings
As reported	$286.0	$148.7	$552.2	$344.5
Restructuring charges	—	4.0	—	11.5
As adjusted	$286.0	$152.7	$552.2	$356.0

Operating earnings as a percentage of revenue
As reported	24.5%	18.4%	24.2%	19.7%
As adjusted	24.5%	18.9%	24.2%	20.4%

SNAP-ON INCORPORATED Reconciliation of Non-GAAP Financial Measures (continued) (Amounts in millions, except per share data) (unaudited)

	Three Months Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2021	2020	2021	2020
ADJUSTED INFORMATION - NON-GAAP (continued)

3) Net earnings attributable to Snap-on Incorporated
As reported	$208.0	$101.2	$400.6	$238.4
Restructuring charges, after tax	—	3.3	—	9.3
As adjusted	$208.0	$104.5	$400.6	$247.7

4) Diluted EPS
As reported	$3.76	$1.85	$7.26	$4.34
Restructuring charges, after tax	—	0.06	—	0.17
As adjusted	$3.76	$1.91	$7.26	$4.51

5) Effective tax rate
As reported	23.3%	24.1%	23.4%	24.2%
Restructuring charges	—	(0.2)	—	(0.2)
As adjusted	23.3%	23.9%	23.4%	24.0%

Contacts

For additional information, please visit www.snapon.com or contact:
Investors:
Sara Verbsky
262/656-4869

Media:
Samuel Bottum
262/656-5793